Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
JAN. 31, 2012	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2011 FOURTH QUARTER, FULL YEAR RESULTS, 2012 FINANCIAL GUIDANCE

– Company Achieves Record Annual Revenues, Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (Jan. 31, 2012) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the fourth quarter and full year of 2011 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $42.9 million.

•	Achieved quarterly net income of $2.4 million, or $0.04 per fully diluted share.

•

Achieved quarterly revenues of $14.2 million in the U.S. direct distribution organization, an 11 percent increase over the fourth quarter of 2010. The U.S. direct distribution organization includes sports medicine and some bone graft substitute/general orthopedic (BGS/GO) implants.

2011 Full Year Highlights:

•	Achieved record annual revenues of $169.3 million.

•	Achieved annual net income of $8.4 million, or $0.15 per fully diluted share.

•	Achieved annual revenues of $51.4 million in the U.S. direct distribution organization, a 10 percent increase over 2010.

•

Achieved annual revenue growth in every business as reported with the exception of the dental business line. The decrease in reported dental revenues is the result of the change in the terms of the dental distributor agreement, which was announced in the third quarter of 2010. If the new terms with our distributor had been effective for the full year of 2010, and excluding dental stocking orders related to the agreement, dental revenues would have increased by 11 percent compared to the full year of 2010.

•	Launched or released for distribution 18 new products or product enhancements over the year, which accounted for more than $4 million of revenue for the year.

•	Achieved operating cash flow of $27.8 million.

“We are very pleased with our fourth quarter results, which ended a strong year of execution for RTI,” said Brian K. Hutchison, president and chief executive officer of RTI. “Despite the challenging economic environment in 2011, we saw growth in all of our business lines while significantly increasing cash flow, decreasing inventories and improving gross margins each quarter.”

Fourth Quarter 2011

Worldwide revenues of $42.9 million for the fourth quarter of 2011 were down 5 percent, on an as reported basis, compared to the fourth quarter of 2010, but were up 2 percent excluding dental stocking orders in the fourth quarter of 2010 as a result of the new agreement with the company’s dental distributor. Domestic revenues of $37.8 million for the fourth quarter of 2011 were down 8 percent compared to the fourth quarter of 2010. Excluding the dental stocking orders from the company’s dental distributor in the fourth quarter of 2010, domestic revenues would have been comparable to the fourth quarter of 2010, primarily based on the strength of the sports medicine and BGS/GO businesses. International revenues of $5.1 million increased 20 percent compared to the fourth quarter of 2010 due to the strength of the international dental business, along with increased volume of surgical specialties, BGS/GO and sports medicine implants into certain countries. On a constant currency basis, international revenues increased 21 percent compared to the fourth quarter of 2010.

For the fourth quarter of 2011, the company reported net income of $2.4 million and net income per fully diluted share of $0.04, based on 55.7 million fully diluted shares outstanding, compared to net income of $2.8 million and net income per fully diluted share of $0.05 based on 54.9 million fully diluted shares outstanding. Fourth quarter 2010 net income per share was favorably impacted by approximately $0.01 due to recognition of the full 2010 research and experimentation tax credit in the quarter.

Full Year 2011

Worldwide revenues of $169.3 million for the full year of 2011 were up 2 percent compared to 2010, on an as reported basis, but were up 10 percent if the new terms with the company’s dental distributor had been in effect for the full year of 2010 and excluding the related dental stocking orders. Domestic revenues of $148.3 million for the full year of 2011 were comparable to 2010. If the new terms with the company’s dental distributor had been effective for the full year of 2010 and excluding the related dental stocking orders, domestic revenues would have increased 9 percent, primarily based on the strength of the sports medicine, spine, surgical specialties and BGS/GO businesses. International revenues of $21 million for the full year of 2011 increased 15 percent, compared to 2010, primarily on the strength of the international dental and surgical specialties businesses. On a constant currency basis, international revenues increased 10 percent for the full year of 2011 compared to 2010.

For the full year of 2011, the company reported net income of $8.4 million and net income per fully diluted share of $0.15, based on 55.4 million fully diluted shares outstanding, compared to a net loss of $129 million and a net loss per fully diluted share of $2.36 based on 54.7 million fully diluted shares outstanding. Full year 2011 results were favorably impacted by approximately $0.01 due to the de-recognition of an uncertain tax liability as a result of Internal Revenue Service guidance provided during the third quarter of 2011 and applicable to the deductibility of transaction fees incurred as part of the Tutogen merger in 2008. Full year 2010 results included a decrease in net income of $134.7 million, or $2.46 per fully diluted share, due to a goodwill impairment charge in the third quarter of 2010.

Fiscal 2012 and First Quarter Outlook

The company expects full year revenues for 2012 to be between $174 million and $176 million. Full year net income per fully diluted share is expected to be in the range of $0.15 to $0.17, based on 55.8 million fully diluted shares outstanding.

For the first quarter of 2012, the company expects revenues to be between $41 million and $42 million, and net income per fully diluted share to be approximately $0.03.

“We expect that revenues in 2012 will be driven by continued growth in our direct distribution and international groups,” Hutchison said. “We anticipate growth rates at or above the market in all areas of our business. Over the course of 2012, we will be increasing our investment in new product development initiatives that we anticipate will accelerate our future revenue growth.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the fourth quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website for one month following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of millions of implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Fees from tissue distribution	$41,342	$43,102	$162,855	$161,001
Other revenues	1,589	2,274	6,461	5,170

Total revenues	42,931	45,376	169,316	166,171
Costs of processing and distribution	23,096	25,174	92,102	90,168

Gross profit	19,835	20,202	77,214	76,003

Expenses:
Marketing, general and administrative	13,817	14,297	55,576	59,232
Research and development	2,399	2,425	9,806	9,435
Goodwill impairment	—	—	—	134,681
Asset abandonments	3	12	61	30

Total expenses	16,219	16,734	65,443	203,378

Operating income (loss)	3,616	3,468	11,771	(127,375)

Total other income (expense) - net	1	(55)	(167)	(419)

Income (loss) before income tax provision	3,617	3,413	11,604	(127,794)
Income tax provision	(1,247)	(647)	(3,226)	(1,605)

Net income (loss)	$2,370	$2,766	$8,378	$(129,399)

Net income (loss) per common share - basic	$0.04	$0.05	$0.15	$(2.36)

Net income (loss) per common share - diluted	$0.04	$0.05	$0.15	$(2.36)

Weighted average shares outstanding - basic	55,388,262	54,806,762	55,150,886	54,729,608

Weighted average shares outstanding - diluted	55,708,396	54,891,711	55,354,675	54,729,608

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) and Net Income (Loss) Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Twelve Months Ended
	December 31, 2011		December 31, 2010
	Net Income (Loss)	Impact per Diluted Share	Net Income (Loss)	Impact per Diluted Share

GAAP results	$8,378	$0.15	$(129,399)	$(2.36)
Goodwill impairment	—	—	134,681	2.46
Tax effect	—	—	—	—

Adjusted results	$8,378	$0.15	$5,282	$0.10

Use of Non-GAAP Financial Measures

To supplement RTI Biologic’s condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non- GAAP financial measures that exclude certain amounts, including non-GAAP net income and non – GAAP net income per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of the non-GAAP measures for the year ended December 31, 2010 as well as the reasons for excluding the individual item:

Goodwill impairment – This adjustment represents the write-off of remaining goodwill created through a purchase transaction. Management removes the impact of the goodwill impairment charge from the company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The company believes that presenting non-GAAP net income and non-GAAP net income per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making, which excludes the goodwill impairment. The company further believes that providing this information better enables RTI Biologic’s investors to understand the company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Fees from tissue distribution:
Sports medicine	$13,241	$12,314	$48,122	$45,065
Spine	8,662	9,432	39,722	33,906
Dental	4,777	7,685	18,392	29,746
Surgical specialties	7,745	7,986	30,328	26,871
BGS and general orthopedic	6,917	5,685	26,291	25,413
Other revenues	1,589	2,274	6,461	5,170

Total revenues	$42,931	$45,376	$169,316	$166,171

Domestic revenues	37,808	41,113	148,315	147,943
International revenues	5,123	4,263	21,001	18,228

Total revenues	$42,931	$45,376	$169,316	$166,171

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$46,178	$28,212
Accounts receivable - net	20,674	20,126
Inventories - net	76,598	87,278
Prepaid and other assets	14,437	23,456

Total current assets	157,887	159,072

Property, plant and equipment - net	44,532	43,346
Other assets - net	27,608	23,340

Total assets	$230,027	$225,758

Liabilities and Stockholders’ Equity
Accounts payable	$11,141	$12,570
Accrued expenses and other current liabilities	24,194	19,753
Current portion of long-term obligations	448	1,120

Total current liabilities	35,783	33,443

Deferred revenue	20,589	25,118
Long-term liabilities	1,236	5,261

Total liabilities	57,608	63,822
Stockholders’ equity:
Common stock and additional paid-in capital	411,741	408,890
Accumulated other comprehensive loss	(2,184)	(1,438)
Accumulated deficit	(237,138)	(245,516)

Total stockholders’ equity	172,419	161,936

Total liabilities and stockholders’ equity	$230,027	$225,758

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$2,370	$2,766	$8,378	$(129,399)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	2,024	1,969	8,026	7,498
Stock-based compensation	479	468	1,973	1,758
Goodwill impairment	—	—	—	134,681
Deferred revenue	—	16,500	—	16,500
Change in working capital	3,150	4,702	9,966	(170)
Other items to reconcile to net cash provided by operating activities	(2,670)	39	(576)	(1,479)

Net cash provided by operating activities	5,353	26,444	27,767	29,389

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,862)	(856)	(6,345)	(3,244)
Patent and acquired intangible asset costs	(1,010)	(2,529)	(2,139)	(3,812)

Net cash used in investing activities	(4,872)	(3,385)	(8,484)	(7,056)

Cash flows from financing activities:
Proceeds from exercise of common stock options	875	—	1,121	764
Excess tax benefit from exercise of common stock options	283	—	283	—
Net payments on short-term obligations	—	(1,061)	—	(1,947)
Proceeds from long-term obligations	—	—	—	9,750
Payments on long-term obligations	(127)	(9,361)	(2,600)	(20,074)

Net cash provided by (used in) financing activities	1,031	(10,422)	(1,196)	(11,507)

Effect of exchange rate changes on cash and cash equivalents	(34)	27	(121)	4

Net increase in cash and cash equivalents	1,478	12,664	17,966	10,830
Cash and cash equivalents, beginning of period	44,700	15,548	28,212	17,382

Cash and cash equivalents, end of period	$46,178	$28,212	$46,178	$28,212